                                               AMENDED AND RESTATED

                                             SERVICE PLAN AND AGREEMENT

                                                        with

                                         OppenheimerFunds Distributor, Inc.

                                               For Class A Shares of

                                         Oppenheimer Developing Markets Fund

     This Amended and Restated  SERVICE PLAN AND AGREEMENT (the "Plan") is dated as of the 15th day of April,  2004, by and between  Oppenheimer  Developing
     Markets  Fund (the  "Fund") and  OppenheimerFunds  Distributor,  Inc.  (the
     "Distributor").

     1. The Plan.  This Plan is the Fund's written  service plan for its Class A
     Shares described in the Fund's  registration  statement as of the date this
     Plan  takes  effect,  contemplated  by and to comply  with Rule 2830 of the
     Conduct  Rules of the National  Association  of Securities  Dealers,  Inc.,
     pursuant to which the Fund will reimburse the  Distributor for a portion of its costs incurred in connection with the personal  service and maintenance of  shareholder  accounts  ("Accounts")  that  hold  Class  A  Shares  (the
     "Shares") of the Fund.  The Fund may be deemed to be acting as  distributor of securities  of which it is the issuer,  pursuant to Rule 12b-1 under the
     Investment Company Act of 1940 (the "1940 Act"),  according to the terms of
     this  Plan.  The   Distributor   is  authorized   under  the  Plan  to  pay
     "Recipients," as hereinafter  defined,  for rendering  services and for the maintenance  of  Accounts.  Such  Recipients  are  intended to have certain rights as third-party beneficiaries under this Plan.

     2.  Definitions.  As used in this Plan, the following  terms shall have the following meanings:

     (a) "Recipient"  shall mean any broker,  dealer,  bank or other institution which:  (i) has rendered  services in connection with the personal  service and maintenance of Accounts;  (ii) shall furnish the Distributor (on behalf of the Fund) with such  information  as the  Distributor  shall  reasonably request to answer such questions as may arise concerning such service;  and
     (iii) has been selected by the  Distributor  to receive  payments under the
     Plan.  Notwithstanding  the  foregoing,  a majority of the Fund's  Board of
     Trustees (the "Board") who are not "interested  persons" (as defined in the
     1940 Act) and who have no  direct or  indirect  financial  interest  in the operation  of this  Plan or in any  agreements  relating  to this Plan (the
     "Independent  Trustees")  may  remove  any  broker,  dealer,  bank or other institution as a Recipient, whereupon such entity's rights as a third-party beneficiary hereof shall terminate.

     (b) "Qualified Holdings" shall mean, as to any Recipient,  all Shares owned beneficially or of record by: (i) such Recipient, or (ii) such brokerage or other customers,  or investment advisory or other clients of such Recipient and/or  accounts as to which such  Recipient is a fiduciary or custodian or co-fiduciary or co-custodian  (collectively,  the  "Customers"),  but in no event shall any such Shares be deemed owned by more than one  Recipient for purposes  of this Plan.  In the event  that two  entities  would  otherwise qualify as  Recipients as to the same Shares,  the  Recipient  which is the dealer of record on the Fund's  books shall be deemed the  Recipient  as to such Shares for purposes of this Plan.

3.       Payments.
         ---------

     (a) Under the Plan, the Fund will make payments to the Distributor,  within forty-five (45) days of the end of each calendar quarter,  in the amount of the  lesser  of:  (i) 0.25% on an annual  basis of the  average  during the calendar  quarter of the aggregate net asset value of the Shares,  computed as of the close of each  business  day,  or (ii) the  Distributor's  actual expenses under the Plan for that quarter of the type approved by the Board.
     Notwithstanding  the  foregoing,  the Fund  will not make  payments  to the
     Distributor in excess of the amount the Distributor pays to Recipients. The
     Distributor  will use such fee  received  from the Fund in its  entirety to reimburse itself for payments to Recipients and for its other  expenditures and costs of the type approved by the Board incurred in connection with the personal service and maintenance of Accounts including, but not limited to, the services described in the following paragraph. The Distributor may make
     Plan  payments to any  "affiliated  person" (as defined in the 1940 Act) of the Distributor if such affiliated person qualifies as a Recipient.

     The services to be rendered by the Distributor and Recipients in connection with the personal service and the maintenance of Accounts may include, but shall not  be  limited  to,  the  following:  answering  routine  inquiries  from  the
Recipient's  customers  concerning  the  Fund,  providing  such  customers  with information on their investment in Shares,  assisting in the  establishment  and maintenance  of  accounts  or  sub-accounts  in  the  Fund,  making  the  Fund's investment  plans and dividend  payment  options  available,  and providing such other  information and customer liaison services and the maintenance of Accounts as the Distributor or the Fund may reasonably request. It may be presumed that a
Recipient has provided services qualifying for compensation under the Plan if it has  Qualified  Holdings of Shares to entitle it to payments  under the Plan. In the event that either the Distributor or the Board should have reason to believe that,  notwithstanding the level of Qualified  Holdings,  a Recipient may not be rendering  appropriate  services,  then the  Distributor,  at the request of the
Board,  shall  require  the  Recipient  to  provide  a  written  report or other information to verify that said Recipient is providing  appropriate  services in this regard. If the Distributor still is not satisfied,  it may take appropriate steps to terminate the Recipient's status as such under the Plan, whereupon such entity's rights as a third-party beneficiary hereunder shall terminate.

     Payments  received by the Distributor from the Fund under the Plan will not be used to pay any interest expense,  carrying charges or other financial costs, or  allocation  of overhead by the  Distributor,  or for any other purpose other than for the payments  described  in this  Section 3. The amount  payable to the
Distributor  each  quarter  will be  reduced to the  extent  that  reimbursement payments  otherwise  permissible  under the Plan have not been authorized by the
Board for that quarter.  Any unreimbursed  expenses  incurred for any quarter by the Distributor may not be recovered in later periods.

     (b) The Distributor shall make payments to any Recipient quarterly,  within forty-five (45) days of the end of each calendar quarter,  at a rate not to exceed 0.25% on an annual basis of the average during the calendar  quarter of the aggregate net asset value of the Shares  computed as of the close of each business day, of Qualified Holdings owned beneficially or of record by the Recipient or by its Customers.  However, no such payments shall be made to any Recipient  for any such quarter in which its  Qualified  Holdings do not  equal  or  exceed,  at the end of such  quarter,  the  minimum  amount
     ("Minimum  Qualified  Holdings"),  if any, to be set from time to time by a majority of the Independent Trustees.

     Alternatively,  the Distributor may, at its sole option, make the following service fee payments to any Recipient quarterly,  within forty-five (45) days of the end of each calendar  quarter:  (A) "Advance Service Fee Payments" at a rate not to exceed 0.25% of the average during the calendar  quarter of the aggregate net asset value of Shares,  computed as of the close of business on the day such
Shares are sold,  constituting Qualified Holdings,  sold by the Recipient during that  quarter and owned  beneficially  or of record by the  Recipient  or by its
Customers,  plus (B)  service fee  payments at a rate not to exceed  0.25% on an annual basis of the average  during the calendar  quarter of the  aggregate  net asset  value  of  Shares,  computed  as of  the  close  of  each  business  day, constituting Qualified Holdings owned beneficially or of record by the Recipient or by its Customers for a period of more than one (1) year. At the Distributor's sole option, Advance Service Fee Payments may be made more often than quarterly, and  sooner  than the end of the  calendar  quarter.  In the  event  Shares  are redeemed less than one year after the date such Shares were sold,  the Recipient is obligated to and will repay the  Distributor  on demand a pro rata portion of such Advance  Service Fee  Payments,  based on the ratio of the time such Shares were held to one (1) year.

     A majority of the Independent Trustees may at any time or from time to time increase or decrease  and  thereafter  adjust the rate of fees to be paid to the
Distributor  or to any  Recipient,  but not to exceed the rate set forth  above, and/or increase or decrease the number of shares constituting  Minimum Qualified
Holdings.  The Distributor  shall notify all Recipients of the Minimum Qualified
Holdings and the rate of payments hereunder applicable to Recipients,  and shall provide each  Recipient  with written  notice  within thirty (30) days after any change in these  provisions.  Inclusion of such  provisions  or a change in such provisions in a revised current prospectus shall constitute sufficient notice.

     (c)  Under  the  Plan,   payments  may  be  made  to  Recipients:   (i)  by
     OppenheimerFunds,  Inc.  ("OFI") from its own resources  (which may include profits  derived from the advisory fee it receives from the Fund),  or (ii)
     by the Distributor (a subsidiary of OFI), from its own resources.

     4. Selection and Nomination of Trustees.  While this Plan is in effect, the selection or  replacement  of  Independent  Trustees and the  nomination of those persons to be Trustees of the Fund who are not  "interested  persons"
     of the  Fund  shall  be  committed  to the  discretion  of the  Independent
     Trustees.  Nothing  herein  shall  prevent the  Independent  Trustees  from soliciting  the views or the  involvement  of others in such  selection  or nomination if the final  decision on any such  selection and  nomination is approved by a majority of the incumbent Independent Trustees.

     5. Reports.  While this Plan is in effect,  the Treasurer of the Fund shall provide at least  quarterly  a written  report to the Fund's  Board for its review,  detailing the  aggregate  amount of payments made pursuant to this
     Plan and the purposes for which the  payments  were made.  The report shall state  whether all  provisions of Section 3 of this Plan have been complied with. The Distributor shall annually certify to the Board the amount of its total expenses  incurred that year with respect to the personal service and maintenance  of Accounts in  conjunction  with the Board's annual review of the continuation of the Plan.

     6.  Related  Agreements.  Any  agreement  related  to this Plan shall be in writing and shall provide that: (i) such agreement may be terminated at any time,  without  payment  of any  penalty,  by  vote  of a  majority  of the
     Independent  Trustees  or by a vote  of the  holders  of a  "majority"  (as defined in the 1940 Act) of the Fund's outstanding voting securities of the
     Class, on not more than sixty days written notice to any other party to the agreement;  (ii) such agreement shall automatically  terminate in the event of its  "assignment"  (as defined in the 1940 Act);  (iii) it shall go into effect when  approved by a vote of the Board and its  Independent  Trustees cast in  person  at a  meeting  called  for the  purpose  of voting on such agreement;  and  (iv) it  shall,  unless  terminated  as  herein  provided, continue  in effect from year to year only so long as such  continuance  is specifically  approved at least  annually by the Board and its  Independent
     Trustees  cast in person at a meeting  called for the  purpose of voting on such continuance.

     7. Effectiveness,  Continuation,  Termination and Amendment.  This Plan has
     been  approved by a vote of the  Independent  Trustees  cast in person at a meeting  called on April 15,  2004 for the  purpose of voting on this Plan.
     Unless  terminated as  hereinafter  provided,  it shall  continue in effect until renewed by the Board in accordance  with the Rule and thereafter from year to year  thereafter  or as the Board may otherwise  determine  only so long as such continuance is specifically  approved at least annually by the
     Board and its  Independent  Trustees  by a vote cast in person at a meeting called  for the  purpose  of voting on such  continuance.  This Plan may be terminated at any time by vote of a majority of the Independent Trustees or by the vote of the holders of a "majority"  (as defined in the 1940 Act) of the Fund's  outstanding  voting securities of Class A. This Plan may not be amended to increase  materially  the amount of payments to be made  without approval of the Class A Shareholders,  in the manner  described  above, and all material  amendments must be approved by a vote of the Board and of the
     Independent Trustees.

     8.  Disclaimer  of  Shareholder  and  Trustee  Liability.  The  Distributor
     understands  that the  obligations  of the  Fund  under  this  Plan are not binding upon any Trustee or  shareholder of the Fund  personally,  but bind only the Fund and the Fund's property.  The Distributor  represents that it has  notice  of the  provisions  of the  Declaration  of  Trust of the Fund disclaiming  shareholder  and Trustee  liability for acts or obligations of the Fund.

                              Oppenheimer Developing Markets Fund

                              By:      /s/ Dina C. Lee
                                      _____________________
                                      Dina C. Lee, Assistant Secretary

                              OppenheimerFunds Distributor, Inc.

                             By:      /s/ James H. Ruff
                                     _____________________
                                     James H. Ruff
                                     President